Exhibit 24.1

POWER OF ATTORNEY

Each of the undersigned officers and directors of Materion Corporation, an Ohio corporation (the “Company”), does hereby make, constitute and appoint Jugal K. Vijayvargiya, Shelly M. Chadwick and Gregory R. Chemnitz, and each of them, with full power of substitution and resubstitution, as attorney of the undersigned, to sign, execute and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), in any and all capacities, a registration statement on Form S-8, and any and all amendments (including post-effective amendments) thereto, and any and all other applications or other documents reasonably relating thereto, relating to the registration of common shares of the Company issuable under the Materion Corporation 2025 Equity and Incentive Compensation Plan.

This Power of Attorney may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument and any of the undersigned directors may execute this Power of Attorney by signing any such counterpart.

The undersigned have executed this Power of Attorney as of April 28, 2025.

/s/ Jugal K. Vijayvargiya	/s/ Shelly M. Chadwick
Jugal K. Vijayvargiya, President, Chief Executive Officer and Director (Principal Executive Officer)	Shelly M. Chadwick, Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Vinod M. Khilnani	/s/ Emily M. Liggett
Vinod M. Khilnani, Director	Emily M. Liggett, Director

/s/ Robert J. Phillippy	/s/ Patrick Prevost
Robert J. Phillippy, Director	Patrick Prevost, Director

/s/ N. Mohan Reddy	/s/ Craig S. Shular
N. Mohan Reddy, Director	Craig S. Shular, Director

/s/ Darlene J. S. Solomon	/s/ Robert B. Toth
Darlene J. S. Solomon, Director	Robert B. Toth, Director